Exhibit 24.7

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that I, Fredric M. Poses, hereby constitute and appoint Aubrey K. McClendon, Domenic J. Dell’Osso, Jr. and Jennifer M. Grigsby, and each of them, any one of whom may act without joinder of the other, my true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for me and in my name, place and stead, in any and all capacities, to sign any or all post-effective amendments to the Registration Statement No. 333-168509 on Form S-3 of Chesapeake Energy Corporation (including any Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as I might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or the substitute or substitutes of any or all of them, may lawfully do or cause to be done by virtue hereof.

By:	/s/ FREDRIC M. POSES
Fredric M. Poses

March 8, 2013